UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported):
October 4, 2006 (September 29, 2006)
PEROT SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-22495	75-2230700

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2300 West Plano Parkway
Plano, Texas 75075
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code:
(972) 577-0000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06.	MATERIAL IMPAIRMENTS.
     On September 29, 2006, Perot Systems Corporation ("Perot Systems") and Blue Cross & Blue Shield of Rhode Island ("BCBSRI") entered into a mutually beneficial new contract accord. This contract modification to the 10 year outsourcing relationship signed in 2003 relates primarily to the implementation of a replacement for BCBSRI’s existing LRSP system. The infrastructure, applications and business process outsourcing portions of the relationship remain substantially the same.
With the contractual changes:
•	BCBSRI assumes control and gains flexibility over the selection, customization and implementation of a system to replace its current LRSP claims processing software, while obtaining a license to Perot Systems’ Payer PÉRADIGM™ Enterprise Software.
•	Perot Systems and BCBSRI have ended the prior fixed price arrangement under which Perot Systems was implementing a replacement claims processing system for BCBSRI’s existing LRSP system. Under the fixed price implementation arrangement, Perot Systems had recorded deferred costs of approximately $50 million, which were expected to be amortized over the remaining term of the contract. Because the contract modifications eliminate certain deliverables, Perot Systems will write-down approximately $40 million of those deferred costs in the third quarter of 2006. In addition, Perot Systems will pay to BCBSRI $12 million over four years, which is a portion of the $19 million implementation fee collected in advance of the implementation, but never recognized as revenue. Revenue will not be materially impacted by the contract modification and the contract is expected to be profitable in the fourth quarter of 2006. In addition, Perot Systems will perform future implementation services as requested under a new time and materials contract arrangement.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2006	PEROT SYSTEMS CORPORATION
	By:	/s/ Rex C. Mills
Rex C. Mills
Assistant Secretary